STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: AB Funds Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Statutory Trust is amended to be: GuideStone Funds

3.	This Certificate of Amendment shall be effective September 13, 2005.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of September, 2005.

By:	/s/ Joseph A. Mack
Trustee

Name: Joseph Mack